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                                                                                                EXHIBIT 11
                                                   COMPUTATION OF PER SHARE EARNINGS
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The following is the computation of fully-diluted earnings per share:

                                                          Three Months Ended            Six Months Ended

                                                              June 30                       June 30
                                                      1994           1993           1994           1993
                                                           (Dollars in thousands except per share data)


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Earnings:
  Net income                                      $     5,207   $      8,392   $     20,463   $     16,660
  Preferred dividends                                   4,763          4,747          9,497          9,496
  Net income applicable to common shareholders            444          3,645         10,966          7,164

Non-discretionary adjustments under
  the if-converted method:
  Addback: Series B, preferred dividends, net of
    tax benefits                                        2,106          2,090          4,184          4,183
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                (2,106)        (2,090)        (4,184)        (4,183)
  Net income applicable to common
     shareholders                                 $       444   $      3,645         10,966   $      7,164

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                    36,213,566     35,402,458     36,088,779     35,381,427
  Equivalents - stock options                       1,100,910        464,530      1,128,683        563,863
  Preferred stock - if-converted method             4,228,495      4,551,249      4,228,495      4,551,249
                                                   41,542,971     40,418,237     41,445,957     40,496,539

FULLY-DILUTED EARNINGS PER SHARE
  Net income applicable to common
     shareholders                                 $      0.01   $       0.09           0.26   $       0.18


(1) Additional payment to the TASP to replace the funding lost under the if-converted method.

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